September 30, 2014

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N. W.
Washington, DC 20549

Re: Zaxis International Inc.
Commission File Number 0-15476

Dear Sirs:
We have received a copy of, and are in agreement with, the statements being made by Zaxis International Inc. in Item 4.01(a) captioned "Changes in Registrant's Certifying Accountant" of its Form 8-K/A dated September 30, 2014 as an amendment to its Form 8-K dated September 4, 2014
We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K/A.

Sincerely,